SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the "Agreement") is entered into by and between Boo Koo Beverages, Inc., a Texas corporation, ("Company") and Daniel Y. Lee ("Executive").

WHEREAS, Executive currently is employed by Company as its President and Chief Executive Officer ("CEO"); and

WHEREAS, the parties previously have entered into that certain Second Amended and Restated Employment Agreement dated January 31, 2007 (the "Employment Agreement"); and

WHEREAS, Company and Executive mutually have indicated their desire for Executive to separate from employment with Company; and

WHEREAS, Company and Executive now desire to enter into this Agreement to resolve all remaining issues between them, including, without limitation, issues relating to Executive's separation from employment with Company.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Company and Executive agree as follows:

1. Termination of Employment. For the mutual promises and covenants contained herein, the parties agree that Executive will step down from his position as President and CEO on the day immediately following the Company's filing of its 10-Q report with the Securities and Exchange Commission ("SEC") in November 2007 (the "Filing Date"), and the parties likewise agree that Executive's employment with Company will terminate effective December 31, 2007 (the "Separation Date"). Company and Executive acknowledge and agree that Executive's termination of employment is by mutual consent and not as a result of a termination by Company without Cause (as defined in the Employment Agreement) or a termination by Executive for Good Reason (as defined in the Employment Agreement). Upon the termination of the Employment Agreement, Company will have no further obligations to Executive other than for the payment of obligations as set forth herein. Company and Executive acknowledge and agree that, to the extent such vesting has not already occurred, 63,900 Option Shares shall vest on the Separation Date as provided for in the vesting schedule contained in the Stock Option Agreement dated January 31, 2007, and Company and Executive further acknowledge and agree that Executive shall not be entitled to any future vesting of any Option Shares or Performance Option Shares (as defined in the Employment Agreement) that remain unvested as of the Separation Date; provided, however, that nothing herein shall prevent Executive from exercising any previously vested Option Shares or Performance Option Shares within the time period established by any applicable Stock Option Agreements executed by Executive.

2. Termination of the Employment Agreement. For the mutual promises and covenants contained herein, the parties agree that the Employment Agreement will terminate on the day

immediately following the Filing Date, and upon such termination, Executive agrees that he shall tender his voluntary resignation from the Board of Directors; provided, however, that Executive's obligations as set forth in Article V of the Employment Agreement shall continue to survive following the termination of the Employment Agreement. Upon the termination of the Employment Agreement, Company will have no further obligations to Executive under that Employment Agreement, other than for payment of obligations previously accrued and owing under that Agreement as of the date the Agreement terminates. Company and Executive expressly acknowledge and agree that following the termination of the Employment Agreement, Executive shall no longer be deemed eligible to receive any bonuses contemplated by Section 2.3 of the Agreement.

3. The Transition Period.

(a) Duties of Executive. For the period between the Filing Date and the Separation Date (referred to herein as the "Transition Period"), Executive shall assist Company in the transition of his duties as directed by the Chairman of the Board of Directors (the "Board"). During the Transition Period, Executive will use his best efforts to perform his job duties faithfully and to devote all of his working time, attention and energies to the business of Company.

(b) Compensation. During the Transition Period, Executive will be entitled to receive compensation at the rate of Twenty-Five Thousand Dollars and Zero Cents ($25,000.00) per month, less applicable withholdings, to be paid in accordance with Company's normal payroll practices.

(c) Benefits. During the Transition Period, Executive will remain entitled to participate in all plans of life, disability and health insurance that generally are made available to senior executives of Company.

4. Consideration by Company. In consideration of Executive's promises and the Release and Covenant Not to Sue contained in Section 5(a) of this Agreement, Company agrees that it shall pay Executive Three Hundred Thousand Dollars and Zero Cents ($300,000.00) (the "Severance Payment"), less applicable withholdings, on December 31, 2007. Executive and Company acknowledge and agree that the Severance Payment has been negotiated and agreed upon voluntarily by both parties. The parties also acknowledge and agree that the amount of the Severance Payment exceeds any and all actions, pay and benefits that Company might otherwise have owed to Executive by contract or law and that it constitutes good, valuable and sufficient consideration for Executive's covenants and agreements contained in this Agreement.

Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Internal Revenue Code ("IRC") would otherwise be payable or distributable under this Agreement by reason of the Executive's "separation from service,". Upon the termination of the Employment Agreement, Company will have no further obligations to Executive under that Employment Agreement, other than for payment of obligations as defined in IRC Section 409A

and the final regulations thereunder ("Final 409A Regulations"), during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a) if the payment or distribution is payable in a lump sum, Executive's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service; and

(b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive's separation from service will be accumulated and Executive's right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term "Specified Employee" has the meaning given such term in IRC Section 409A and the Final 409A Regulations; provided, however, that, as permitted in the Final 409A Regulations, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

5. Mutual Releases.

(a) Executive's Release Of All Claims and Potential Claims and Covenant Not To Sue. In consideration of the payments made to him by Company and the other promises contained in this Agreement, Executive, on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company, its successors, subsidiaries, parent corporations, assigns, joint ventures, affiliated companies, and financial advisors, as well as each of their respective agents, legal representatives, shareholders, attorneys, employees, officers and directors, (hereinafter collectively referred to as the "Company Releasees") from all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that he may have or claim to have against Company for any reason as of the Separation Date. Except to the extent that applicable law requires that Executive be allowed to file a Charge of Discrimination with the Equal Employment Opportunity Commission ("EEOC"), Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or to assert any claim against any of the Company Releasees based on facts that occurred prior to, or that exist as of, the Separation Date. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and

claims growing out of any legal restrictions on Company's rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including, without limitation, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 ("Title VII"), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act ("ADA"), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 ("FMLA"), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act ("FLSA"), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles and the state and federal worker's compensation laws. Executive further agrees that if anyone (including, but not limited to, Executive, the EEOC or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation.

(b) Company's Release Of All Claims and Potential Claims and Covenant Not To Sue. In consideration of the covenants and promises made by Executive in this Agreement, Company for itself, its successors and assigns, and its affiliates, together with their respective officers, directors, shareholders, agents, successors, assigns, attorneys, and all other related entities, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Executive, his estate, successors, assigns and attorneys (hereinafter collectively referred to as the "Executive Releasees") from all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that it may have or claim to have against Executive for any reason as of the Separation Date. Company further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or to assert any claim against Executive based on facts that occurred prior to, or that exist as of, the Separation Date.

6. No Pending Claims and Agreement Not to Seek Reemployment. As a material inducement for Company to enter into this Agreement, Executive represents that he does not have any complaint, claim or action pending against Company or any of the Company Releasees in any federal, state or local court or government agency or before any arbitrator or other tribunal. Executive also waives any right to employment with Company or any parent or subsidiary of Company, agrees not to seek employment with Company or any parent or subsidiary of Company at any time in the future and agrees that any denial of employment by Company or any parent or subsidiary of Company is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Executive.

7. Return of Materials. In further consideration of the promises and payments made by Company hereunder, Executive agrees that prior to the Separation Date, he shall return all documents, materials and other things in his possession or control relating to Company, or that

have been in his possession or control since the inception of his employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof.

8. Restrictions on Conduct.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Competitive Services" means: services relating to (i) product development of energy drinks; (ii) sales or marketing of energy drinks; (iii) the negotiation of vendor or supplier contracts with respect to the marketing or sale of energy drinks; or (iv) planning, budgeting or the performance of other financial services with respect to the development, marketing or sale of energy drinks. Including and within the time period of January 1, 2008 through December 31, 2008, in the event Executive seeks employment in a business or organization (the Entity) in a capacity where his duties include interacting with the energy drink business of the Entity or seeks employment with the Entity whose primary business is to sell, produce, design or market energy drinks, or that is otherwise affiliated with energy drinks, written permission must be obtained by the Company, even to the extent that such employment does not involve working with energy drinks. Written permission to obtain employment in an entity not involved with Energy drinks is not required by the Executive.

"Confidential Information" means: all information regarding the Company, its activities, businesses or customers, that is valuable to the Company, the subject of reasonable efforts by the Company to maintain its confidentiality, and not generally disclosed to persons not employed by the Company, but that does not rise to the level of a Trade Secret (as defined below). "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; the Company's business plans or strategies (including, without limitation, any merger or acquisition plans); the Company's operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under applicable state or federal law.

"Person" means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

"Principal or Representative" means: a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

"Protected Customer" means: any customer to whom the Company sold its products or services or solicited to sell its products or services at any time during Executive's employment and (a) with whom Executive had business dealings on behalf of the Company; (b) for whom Executive supervised or coordinated the dealings with Company; or (c) about whom Executive obtained Trade Secrets or Confidential Information (as defined herein) as a result of his employment.

"Protected Employees" means: employees of the Company who were employed by the Company at any time during Executive's employment with Company.

"Restricted Territory" means: the United States of America.

"Restrictive Covenants" means: the covenants contained in Section 8 of this Agreement.

"Trade Secrets" means: information, without regard to form, regarding the Company, its activities, businesses or customers, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, customer lists, customer billing and pricing information, technical information regarding Company's intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act. This definition shall not limit any definition of "trade secret" or any equivalent term under applicable state or federal law.

(b) Non-Disclosure of Confidential Information and Trade Secrets. In consideration of the promises and covenants made by Company herein, Executive hereby agrees that for twenty-four (24) months after the Separation Date (defined herein as December 31, 2007), Executive shall not, directly or indirectly, transmit or disclose any Confidential Information to any Person, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior written consent of Company. Following the Separation Date, for so long as the information remains a Trade Secret, Executive shall not, directly or indirectly, transmit or disclose any Trade Secrets to any Person, or make use of any such Trade Secrets, directly or indirectly, for himself or for others, without the prior written consent of Company. Nothing in this Agreement is intended, or shall be construed, to limit, abrogate or supersede Company's rights or Executive's obligations under applicable law protecting trade secrets or confidential information.

(c) Non-Solicitation of Protected Customers. In consideration of the promises and covenants made by Company herein, Executive hereby agrees that for one (1) year following the

Separation Date (defined herein as December 31, 2007), Executive shall not, without prior written consent of Company, directly or indirectly, on behalf of himself or anyone other than Company, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing goods or services the same or similar to those goods and services offered by Company.

(d) Non-Recruitment of Protected Employees. In consideration of the promises and covenants made by Company herein, Executive hereby agrees that for one (1) year following the Separation Date (defined herein as December 31, 2007), Executive shall not, without prior written consent of Company, directly or indirectly, on behalf of himself or any Person other than Company, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his employment with Company or to enter into employment with any other Person.

(e) Non-Competition. In consideration of the promises and covenants made by Company herein, Executive hereby agrees that for one (1) year following the Separation Date, Executive will not, directly or indirectly, without the prior written consent of Company, engage in, sell or otherwise provide Competitive Services within the Restricted Territory in a capacity that is the same as or substantially similar to the capacity in which Executive provided Competitive Services on behalf of Company, whether on his own behalf or as a Principal or Representative of any Person other than Company; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(f) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(a) The right and remedy to enjoin, preliminarily and permanently and without the necessity of posting bond, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

(b) The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants; and

(c) The right and remedy to require Executive to pay the reasonable

attorneys' fees incurred by Company in enforcing the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The Restrictive Covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(iii) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that in the event any court of competent jurisdiction shall find that any provision of the Restrictive Covenants is not enforceable in accordance with its terms, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

9. Non-Disparagement. Executive agrees that he shall not make derogatory reference to the character or to the quality or propriety of the skills or business of Company or of any of the Board members, officers, directors or employees of Company. Executive also agrees not to take any action that would tend to disparage Company's reputation or diminish its standing in the business community. Company agrees that its officers and directors will not make derogatory reference to the character or skills of Executive, nor take any action that would tend to disparage Executive's reputation or diminish his standing in the business community.

10. Indemnification. Company shall indemnify Executive to the fullest extent permitted by law against all liabilities and all expenses reasonably incurred by him arising out of or in connection with any actual or threatened civil, criminal, or administrative action, arbitration proceeding, claim, suit, proceeding, or appeals there from, or any criminal, administrative, or Congressional (or other body's) investigation, hearing, or other proceeding ("Matter"), if he was made a party to such Matter or involved in such Matter by reason of his position as President or CEO of Company; provided, however, that no such indemnification will be provided by Company in relation to Matters as to which Executive (i) failed to act in good faith and for a purpose which he reasonably believed to be in the best interests of Company, (ii) in the case of a criminal Matter, had reasonable cause to believe that his conduct was unlawful, or (iii) shall be adjudged to be liable for intentional misconduct or gross negligence in the performance of a duty.

11. Confidentiality. Executive and Company acknowledge that the terms of this Agreement must be kept strictly confidential. Accordingly, except as required by law or as strictly necessary to prepare tax returns or to enforce this Agreement in the event of a breach by either party, Executive and Company's officers and senior management warrant that they have not disclosed

and agree not to disclose or publish to any person or entity (other than their respective attorneys or financial advisors) the terms and conditions or sums being paid in connection with this Agreement; provided, however, that nothing herein shall prevent the parties from stating that Executive has separated from Company and that all matters relating to Executive's resignation have been resolved to the satisfaction of the parties. In the event of a breach of this confidentiality provision, Executive or Company may apply to a court for appropriate relief. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal in order to maintain its confidentiality.

12. Cooperation. Executive agrees, in consideration of the promises and payments made by Company herein, that following the Separation Date, he will continue to cooperate with and assist Company by providing information relevant to matters as to which he gained knowledge while employed by Company and that, upon reasonable notice from Company, he will meet with Company's attorneys and other representatives, appear at hearings, depositions, trials and other proceedings relating to such matters. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses necessitated by his hereunder.

13. Non-Admission of Liability. Neither the consideration described herein nor anything connected with this Agreement is to be construed as evidence or an admission of liability or otherwise unlawful actions or practices on the part of Company or any Company Releasee, by whom all liability and any alleged wrongful actions are expressly denied.

14. Severability. If any provision or covenant, or any part thereof, of this Agreement, except Executive's General Release and Covenant Not To Sue set forth in Section 5(a) of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. If Executive's General Release and Covenant Not To Sue is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to Company.

15. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties further agree that the sole and exclusive forum for litigating any dispute arising under or in connection with the terms of this Agreement will be a court of competent jurisdiction in the State of Texas.

16. Assignment. This Agreement may not be assigned by Executive without the consent of Company. Company may assign this Agreement without the consent of Executive.

17. Entire Agreement and Amendment. The parties agree that there have been no offers or inducements regarding the making of this Agreement except as expressly set forth herein. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to amending this Agreement, and any such modification, alteration or change must be in writing signed by the parties.

18. Negotiated Agreement. Because this Agreement is the product of negotiations between both parties, neither party may be considered the drafter of the Agreement and no ambiguity shall be construed against either party on account of that party being considered the drafter of that provision or of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

19. Effective Date and Revocation. This Agreement will be enforceable and effective on the eighth (8th) day after Executive signs it and returns it to Company (the "Effective Date"). The parties agree that, prior to the Effective Date, Executive may revoke this Agreement any time during the first seven (7) days after he signs it. To make a valid revocation of this Agreement, Executive must deliver a signed notice of revocation to Company for receipt before the end of the seven (7) day revocation period. Upon delivery of a timely notice of revocation, this Agreement will be null and void, and neither Company nor Executive will have rights or obligations under it. The Agreement may not be revoked after the Effective Date. Executive agrees that if he ever attempts to rescind, revoke or annul this Agreement or if he attempts at any time to make, assert or prosecute any claim(s) covered by the release contained in Section 5(a) above, Executive will, prior to doing so or filing or instituting such claim(s), return to Company any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and, if Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim brought by Executive, he will pay Company's attorney's fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recission or annulment; provided, however, that Executive shall not be required to repay the monies paid to him under the terms of this Agreement or pay Company all of its attorneys' fees and costs incurred in its defense of Executive's action (except those attorneys' fees or costs specifically authorized under federal or state law) in the event that Executive seeks to challenge his waiver of claims under the ADEA.

20. Acknowledgment.

This Agreement has been executed voluntarily by both parties. The parties acknowledge that they have read this Agreement carefully, that they have had a full and reasonable opportunity to consider this Agreement, and that they have not been pressured or in any way coerced, threatened or intimidated into its execution. It is Executive's right to have this Agreement reviewed by an attorney, at his own expense, if he so chooses; Company hereby advises Executive to take advantage of that right and consult with an attorney prior to signing. Executive acknowledges that he has been given up to twenty-one (21) days to consider this Agreement before signing it.

The parties hereby agree to all of the above terms and signify their agreement by their signatures below.

11-5-07

DANIEL Y. LEE

Date: November 5, 2007

BOO KOO HOLDINGS, INC.

By: Kenneth R. Johnsen
Title: Director, Boo Koo Holdings, Inc.
Date: November 5, 2007

Number	# of Shares	Holder	Strike Price		Date of Grant	Vesting Commencement	as of 12/31/07 Vested	Unvested
1	958,517	Dan Lee	$	0.92	8/29/2006	8/29/2006	447,306	511,211
3	766,814	Dan Lee	$	0.92	8/29/2006	N/A	-	766,814
4	732,869	Dan Lee	$	0.92	1/31/2007	12/31/2007	732,869	(0)
	2,458,200						1,180,175	1,278,025

[signature] 11/5/07